Exhibit 10.1

OPTION AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of November 7, 2014 (the “Effective Date”), among Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Amarantus”) and Lonza Walkersville, Inc., a Delaware corporation (the “Lonza”). The parties identified above are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, upon the terms and subject to the conditions contained herein, Lonza has agreed to grant to Amarantus during the period beginning on the date hereof and ending on the Option Termination Date an exclusive option to acquire all shares of Cutanogen Corporation (the “Company”) pursuant to a Share Purchase Agreement (the “SPA”), in substantially the form attached hereto as Exhibit A (the “Form SPA”);

WHEREAS, Amarantus and Lonza entered into that certain Letter of Intent dated May 27, 2014 (the “LOI”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties to this Agreement agree as follows:

Article 1

OPTION TO ACQUIRE THE COMPANY; DELIVERIES

1.1         Option to Acquire the Company. At any time after the Effective Date and through and including December 31, 2014 (the “Option Period”), Amarantus shall have an irrevocable option (the “Option”), but not the obligation, to acquire the Company pursuant to the SPA, on the terms and subject to the conditions set forth in the Form SPA. If Amarantus elects to exercise the Option, such exercise shall be effected by giving written notice to Lonza on or prior to the end of the Option Period (the date such notice is delivered, the “Option Exercise Date”).

1.2         Consideration for the Option. Amarantus shall pay Lonza, as consideration for the Option, $250,000 (the “Option Consideration”), payable in full on the Effective Date, by wire transfer of immediately available funds to an account previously specified in writing by Lonza. The Option Consideration shall be non-refundable and shall not be creditable against any amounts payable under the SPA.

1.3         Actions on Option Exercise.

(a)          Promptly following the Option Exercise Date, Lonza and Amarantus shall execute and deliver the Form SPA (the date of execution and delivery of the Form SPA pursuant to this Section 1.3, the “SPA Execution Date”).

(b)          Contemporaneously with the execution of the Form SPA, Lonza and Amarantus shall each execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Form SPA to be executed and delivered by Lonza and Amarantus, respectively, concurrently therewith, including Lonza shall deliver Schedules to the Form SPA responsive to the representations and warranties of Lonza.

1.4         Cooperation. During the Option Period, Lonza will cooperate with reasonable diligence requests of Amarantus. In addition during the Option Period, Amarantus shall have the right to review and may provide comments to Lonza on any current clinical documents relating to the engineered skin substitute product, which comments Lonza shall reasonably consider.

Article 2

REPRESENTATIONS AND WARRANTIES OF LONZA

As an inducement to Amarantus to enter into this Agreement and to consummate the transactions contemplated hereby, Lonza represents and warrants to Amarantus and agrees as follows:

2.1         Organization and Authority.

(a)          Lonza is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)          Lonza has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to the terms of the Form SPA. This Agreement has been duly authorized, executed and delivered by Lonza and (assuming the valid authorization, execution and delivery of this Agreement by Amarantus) is a legal, valid and binding obligation of Lonza enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity.

2.2         No Conflicts.

(a)          Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (other than the execution of and performance under the Form SPA) nor compliance with or fulfillment of the terms, conditions or provisions hereof or thereof will, except as otherwise set forth in the Form SPA:

(i)          conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of the assets or business of Lonza; or

(ii)         require declarations, filings or registrations of any governmental body, except for such declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Lonza to perform any of its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

Article 3

REPRESENTATIONS AND WARRANTIES OF OPTION HOLDER

As an inducement to Lonza to enter into this Agreement and to consummate the transactions contemplated hereby, Amarantus hereby represents and warrants to Lonza and agrees as follows:

3.1         Organization and Authority.

(a)          Amarantus is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)          Amarantus has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to the terms of the Form SPA. The execution, delivery and performance of this Agreement by Amarantus have been duly authorized and do not require any further authorization or consent of Amarantus or its stockholders. This Agreement has been duly authorized, executed and delivered by Amarantus and (assuming the valid authorization, execution and delivery of this Agreement by Lonza) is a legal, valid and binding agreement of Amarantus enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity.

3.2         No Conflicts.

(a)          Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby (other than the execution of the Form SPA) nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, except as otherwise set forth in the Form SPA:

(i)          conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any of Amarantus’s assets; or

(ii)         require the approval, consent or authorization of any other person, or declarations, filings or registrations of any governmental body, except for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Amarantus to perform any of its obligations hereunder or reasonably be expected to prevent the consummation of any of the transactions contemplated hereby.

Article 4

TERMINATION

4.1         Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Option Termination Date:

(a)          by the mutual written consent of Lonza and Amarantus; or

(b)          by Amarantus by delivery of written notice to Lonza.

4.2         Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 4, all further obligations of the parties under this Agreement shall be terminated without further liability of either party to the other.

Article 5

MISCELLANEOUS

5.1         Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement, shall survive the execution and delivery of this Agreement.

5.2         Expenses. Except as otherwise provided in this Agreement, Amarantus and Lonza shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

5.3         Specific Performance. Lonza acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Amarantus and that Amarantus will not have an adequate remedy at law. Therefore, the obligations of Lonza under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

5.4         Further Assurances. Lonza and Amarantus each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

5.5         Submission to Jurisdiction; Consent to Service of Process.

(a)          The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 5.9.

5.6         Entire Agreement; Amendments and Waivers. This Agreement together with the LOI represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

5.7         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.8         Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

5.9         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Amarantus:

Amarantus Biosciences Holdings, Inc.
c/o Janssen Labs @ QB3
953 Indiana St.
San Francisco, CA 94107
Phone: 408 737 2734
Fax: 408 521 3636
Attention: Gerald Commissiong, President & CEO

Copy to:

Jeffrey Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10006
Phone: (212) 930-9700
Facsimile: (212) 930-9725

(b)	Lonza and Company:

Lonza Walkersville, Inc.
8830 Biggs Ford Road
Walkersville, Maryland 21793
Phone: 301.378.1212
Facsimile: 301.845.6099
Attn: David Smith, Head of Cell Therapy

Copy to:

Lonza America, Inc.
90 Boroline Road
Allendale, New Jersey 07401
Phone: 201.316.9318
Facsimile: 201.696.3632
Attention: General Counsel

5.10       Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

5.11       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Lonza or Amarantus (by operation of law or otherwise) without the prior written consent of the other Party hereto and any attempted assignment without the required consents shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Option Agreement to be executed on its behalf by its duly authorized representative.

LONZA WALKERSVILLE, INC.		AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ David W. Smith	By:	/s/ Gerald Commissiong

Name:	David W. Smith	Name:	Gerald Commissiong

Title:	Head, Cell Therapy	Title:	President & CEO

Exhibit A

Form SPA

(on following pages)

SHARE PURCHASE AGREEMENT

AMONG

AMARANTUS BIOSCIENCE HOLDINGS, INC.

AND

LONZA WALKERSVILLE, INC.

Dated November [*], 2014

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made effective as of November [*], 2014 (the “Effective Date”), among Amarantus Bioscience Holdings, Inc., a Nevada corporation (the “Purchaser”) and Lonza Walkersville, Inc., the sole shareholder of the Company (the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns [*]shares of common stock, $[*] par value (the “Shares”), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Seller desires to sell to Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, simultaneously with the execution of this Agreement, the Seller and the Purchaser will enter into a Manufacturing Services Agreement (“MSA”) pursuant to which Seller will manufacture ESS Product for Purchaser in accordance with the terms set forth therein;

WHEREAS, simultaneously with the execution of this Agreement, the Seller and the Purchaser will enter into a Finder’s Fee Agreement (“Finder’s Fee Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS / INTERPRETATION

1.1           Certain Definitions. Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1.1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified:

"Affiliate" shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business” means the business and activities comprising the research, study, development, synthesis, manufacture, distribution, marketing, sale, promotion, and commercialization of ESS Product or the exploitation of assets related thereto as now or previously conducted, or currently proposed to be conducted, by the Seller or the Company.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Combination Product” means an Earnout Product that incorporates at least one clinically active or other component with independent value in addition to the ESS component contained therein. All references to “Earnout Product” in this Agreement shall be deemed to include Combination Products.

“Commercially Reasonable Efforts” means with respect to Purchaser’s obligations under this Agreement to develop an Earnout Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices devoted by a biotechnology company of similar size and resources as Purchaser for the research, development, manufacture or commercialization of a product owned by it (or to which it has exclusive rights) at a similar stage of development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Company” means Cutanogen Corporation, an Ohio corporation.

“Dollars” means the legal currency of the United States of America.

“Earnout Product” means any product, the manufacture, use, sale or importation of which is covered by any Valid Claim of the Patent Rights or that materially incorporates any Know-How owned or licensed by the Company that is acquired by Purchaser hereunder or any improvement thereto or derivative thereof, which improvement or derivative does not require the filing of a new Product IND.

“ESS Product” means any product or process comprising (a) engineered skin substitutes; (b) all variants of engineered skin substitutes; and (c) all derivatives of (a) or (b).3

“Governmental or Regulatory Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity, including any taxing authority, including any work council or similar labor entity or any instrumentality of any of the foregoing, including the U.S. Food and Drug Administration (“FDA”).

"Intellectual Property Rights" shall have the meaning as set forth in Section 5.17(b).

"Know-How" means any technical and other information, whether patented or unpatented, including, but without prejudice to the generality of the foregoing, ideas, concepts, trade secrets, know-how, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols related to the ESS Product.

“Net Sales” means the gross amount invoiced for sales of Earnout Products by Purchaser, its Affiliates, licensees, distributors, representatives and agents, less:

(a)          sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors;

(b)          rejected goods, damaged or defective goods, recalls, returns;

3 Note to Draft: Definition of ESS to be discussed.

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(c)          rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions;

(d)          adjustments arising from consumer discount programs or other similar programs;

(e)          non collectable receivables related to Earnout Products not to exceed one percent (1%) of the gross amount invoiced;

(f)          customs or excise duties, sales tax, consumption tax, value added tax, and other taxes or governmental fees (except income taxes); or

(g)          charges for packing, freight, shipping and insurance (to the extent that borne by the selling Person).

The aggregate of the foregoing deductions shall not exceed five percent (5%) of the gross amount invoiced for sales of Earnout Products by Purchaser, its Affiliates, licensees, distributors, representatives and agents. Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles (“GAAP”) or other applicable accounting principles on a basis consistent with Purchaser’s audited consolidated financial statements.

In the event an Earnout Product is sold as a Combination Product, Net Sales will be calculated as follows:

(i)          If the ESS component of a Combination Product and the other component(s) contained in such Combination Product are sold separately, Net Sales of the Earnout Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), wherein A is the average gross selling price in the applicable country of the ESS component sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country of all other components in the Combination Product sold separately, during the applicable calendar quarter.

(ii)         If the average gross selling price of the other component(s) cannot be determined, Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction A/C wherein A is the average gross selling price of the ESS component (in the same formulation and dosage) and C is the average gross selling price of the Combination Product, during the applicable calendar quarter.

(iii)        If the average gross selling price of the ESS component of a Combination Product cannot be determined, Net Sales of the Combination Product will be calculated by multiplying the Net Sales of the Combination Product by: one (1) minus B/C wherein B is the average gross selling price of the other components(s) and C is the average gross selling price of the Combination Product, during the applicable calendar quarter.

(iv)        If the average gross selling price of neither the ESS component of a Combination Product nor the other component(s) can be determined, Net Sales of the Combination Product will be calculated as mutually agreed based on good faith negotiations.

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"Patent Rights" means the patents and patent applications owned by or licensed to the Company as of the Effective Date, short particulars of which are set out in Schedule 5.17 attached hereto, and all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any provisionals, divisions, renewals, continuations, continuations-in-part, reissues, reexaminations, substitutions, extensions, patent disclosures, improvements and extensions of reissue thereof.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other person or entity, including a governmental authority.

“Transfer Taxes” means all transfer, sales, use, value added, goods and services, excise, gross proceeds, reporting, recording, filing, documentary, stamp, conveyance and other similar fees, Taxes and charges arising out of or in connection with the transfers effected pursuant to this Agreement.

"Valid Claim" means a claim within the Patent Rights (including any re-issued and unexpired patents) which, but for the license hereof, would be infringed by the manufacture, use, sale, offer for sale, exportation or importation of any Earnout Product by Purchaser and which also (a) has not been cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, and (b) has not been revoked, held invalid or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) has not been disclaimed or otherwise dedicated to the public by Lonza, and (e) is not lost through an interference proceeding and any appeals therefrom.

Article II
SALE AND PURCHASE OF SHARES

2.1          Sale and Purchase of Shares and Certain Assets

Upon the terms and subject to the conditions contained herein, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all Shares of the Company owned by the Seller.

In addition to the foregoing, upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller certain assets owned by Seller set forth on Schedule 2.1, which assets shall be free and clear of any liens, pledges, or encumbrances of any kind (the “Assets”).

The parties agree that Seller will be granted an exclusive right to manufacture the ESS Product for a limited period of time, as set forth in the MSA. As between the Parties, Purchaser shall be responsible for all regulatory aspects of the ESS Product and all associated expenses, including expenses associated with gaining regulatory approval and those which Seller might incur under the MSA.

Article III
PURCHASE PRICE AND PAYMENT

3.1         Amount of Purchase Price.

(a)          General. As partial consideration for the Shares, the Purchaser shall pay to the Seller the non-refundable amounts set forth in the table below (each, a “Milestone Payment”) upon the occurrence of the corresponding event, which amounts shall be payable to Seller by the Purchaser in accordance with Section 3.1(b).

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Event	Payment
Closing	$4,000,000 Dollars (the “First Milestone”)

Successful Completion of Phase 1 Clinical Trial or

submission for Humanitarian Use Exemption or similar exemption (“HUE”), compassionate care or regulatory submission to the FDA or EMA (whichever occurs sooner)

$1,000,000 Dollars (the “Second Milestone”)
Submission of a Biologic License Application to the FDA (or equivalent agency if the first submission is outside the United States) or the approval of HUE by the FDA or EMA (whichever occurs sooner)	$4,000,000 Dollars (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Milestones”)
Total potential Milestone payments	$9 million Dollars

(b)          Payment. Each Milestone Payment shall be due and payable ten (10) Business Days after the occurrence of the corresponding event in the table, except for the amount due at Closing, which will be payable at Closing; any such amounts will be payable in cash.

3.2          Earnout.

In addition to the amounts payable under Section 3.1, Purchaser shall pay to Seller two percent (2%) of Net Sales of each Earnout Product (the “Earnout”) until the later of: (a) expiration of the last to expire Valid Claim among the Patent Rights; and (b) ten (10) years after the first commercial sale of any Earnout Product (the “Royalty Term”).

(a)          Offsets. If the Purchaser is required to obtain a royalty-bearing license from any third Person following the Effective Date of this Agreement (“Third Party License”) in order to avoid infringing such third Person’s patents by use of the Patent Rights in the manufacture, use, sale, offer for sale or importation of any Earnout Product, then the Purchaser shall have the right to offset from the Earnout amounts due in this Section 3.2 by fifty percent (50%) of the royalty rate paid to third Persons under any Third Party License; provided, however, that in no case will the royalties due under this Section 3.2 to Seller be reduced by more than 50% of the Earnout amount that would otherwise be due. For example, if Amarantus were to pay a royalty of 1% under a Third Party License, then the Earnout due Lonza would be reduced to 1.5%, and if Amarantus pay a royalty of 3% under a Third Party License, then the Earnout due Lonza would be reduced to 1%.

(b)          Earnout Reduction. If an Earnout Product is not covered by a Valid Claim in any country in which it is being sold, then the Earnout due Seller for such Earnout Product in such country shall be reduced by fifty percent (50%); provided, however, that in no case, shall the royalty due under Section 3.2 be reduced by more than 50% of the amount that would otherwise be due.

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(c)          Payment. Following first commercial sale of an Earnout Product and for so long as an Earnout is due to Seller, the Purchaser shall provide to the Seller a written report for each calendar quarter showing the Net Sales during such calendar quarter and the Earnout payable under this Section 3.2 in sufficient detail to allow the Seller to verify the amount of Earnout paid by the Purchaser with respect to such calendar quarter. Such reports shall be due no later than forty-five (45) days following the end of each calendar quarter. The Earnout shown to have accrued by each report provided under this Section 3.2(c) shall be due and payable on the date such report is due. All Earnout payments shall be made in Dollars by electronic wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser at least five (5) Business Days prior to the date when the payment is due. If any currency conversion is required in connection with the calculation of the Earnout, such conversion shall be made in a manner consistent with the Purchaser’s normal practices used to prepare its audited financial statements for external reporting purposes.

(d)          Records and Audits.

(i)          The Purchaser will keep complete, true and accurate books and records in sufficient detail for the Seller to determine payments due to the Seller under this Article III, including Earnouts. The Purchaser will keep such books and records for at least three (3) years following the end of the calendar year to which they pertain.

(ii)         The Seller shall have the right during such three (3)-year period to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to the Purchaser to inspect or audit the relevant records of the Purchaser to verify such amounts were correctly determined; provided that if the Purchaser requests, the Accounting Firm will execute a confidentiality agreement on customary terms under such circumstances. The Purchaser shall make such records available for audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Seller, solely to verify such payments hereunder were correctly determined. Such audit right shall not be exercised by the Seller more than once in any calendar year and may cover a period ending not more than thirty-six (36) months prior to the date of such request. All records made available for audit shall be deemed to be confidential information of the Purchaser. If the amount paid hereunder was over-reported, the Seller shall promptly (but in any event no later than thirty (30) days after the Accounting Firm’s report) make payment to the Purchaser of the over-reported amount, or if the amount paid was under-reported, the Purchaser shall promptly (but in any event no later than thirty (30) days after the Accounting Firm’s report) make payment to the Seller of the underreported amount. The Seller shall bear the full cost of such audit unless such audit discloses an underreporting of more than five percent (5%) of the aggregate amount payable for the term of the audit, in which case the Purchaser shall reimburse the Seller for all expenses of third Persons incurred in connection with such audit.

(iii)         The Accounting Firm will disclose to the Seller only whether the payments are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Seller without the prior written consent of the Purchaser unless disclosure is required by applicable law. The Accounting Firm shall provide a copy of its report and findings to the Seller and the Purchaser simultaneously.

3.3         Diligence.

The Purchaser shall use Commercially Reasonable Efforts to successfully complete all clinical trials and regulatory submissions and shall be responsible for each of them, at its cost.

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3.4         Taxes.

Each Party shall be responsible for its own Tax liabilities arising under this Agreement. Accordingly, the Seller shall be liable for all income Taxes (including interest) imposed upon any payments made by the Purchaser to the Seller under this Agreement (“Agreement Payments”). If applicable law requires the withholding of Taxes, the Purchaser shall make such withholding payments in a timely manner and shall subtract the amount thereof from the payments hereunder, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller. The Purchaser shall promptly (as available) submit to the Seller appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Purchaser shall provide the Seller reasonable assistance in order to allow the Seller to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the payments hereunder. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes. Notwithstanding anything to the contrary, all Transfer Taxes incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall reasonably cooperate with respect thereto). The Parties shall use commercially reasonable efforts to minimize the amount of any Transfer Taxes, including by providing appropriate documentation in connection with any available exemption from or reduction in the amount of such Transfer Taxes.

Article IV
CLOSING

4.1         Closing Date.

The closing of the sale and purchase of the Shares provided for in Section 2.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP (or at such other place as the parties may designate in writing) on the Effective Date. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, subject to the disclosures and exceptions set forth in the Disclosure Schedules delivered by Seller to Purchaser on the date hereof and attached hereto (the “Disclosure Schedules”), provided, however, that any disclosure made in any section of the Disclosure Schedules shall only apply to the section of the Agreement that corresponds to the section of the Disclosure Schedules, unless it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement:

5.1.         Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Company is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a Material Adverse Effect.

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5.2.        Authority.

(a)          The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a material adverse effect on the Company’s business or operations (“Material Adverse Effect”).

(b)          The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Company’s Board of Directors and by the Company’s shareholders having full power and authority to authorize such actions.

(c)          Subject to any consents required under Section 5.7 below, the Seller and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Seller and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms.

(d)          Except as set forth in Section 5.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller in any way, except where such would not have a Material Adverse Effect.

5.3.        Shares.

(a)          The Company’s authorized capital stock consists of [*] shares of Common Stock, par value $ [*] per share, of which [*] shares have been issued to the Seller. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b)          The Seller is the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c)          There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company. Upon the delivery to Purchaser on the Closing Date of the certificate(s) representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

5.4.         Basic Corporate Records. The copies of the Articles of Incorporation of the Company, (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of the Company, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

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5.5.        Minute Books. The minute books of the Company, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of the Company, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Seller’s knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

5.6.        Subsidiaries and Affiliates. The Company does not have any ownership, voting or profit and loss sharing percentage interest in any other corporations, partnerships, businesses, entities, enterprises or organizations.

5.7.        Consents. Except as set forth in Schedule 5.7, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business currently conducted by the Company can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company, except where the failure of any of the foregoing would not have a Material Adverse Effect.4

5.8.        Financial Statements. Schedule 5.8 sets forth the Company’s assets and liabilities as of the date set forth therein, which information is true, complete and correct and fairly presents the financial condition, assets, and liabilities of the Company as of the dates thereof and for the periods covered thereby.

The financial information set forth in Schedule 5.8 does not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 5.8. There are no facts, to the best of Seller’s knowledge, that under generally accepted accounting principles consistently applied, would alter the information contained in Schedule 5.8.

5.9.        Records and Books of Account. Schedule 5.9 reflects all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

5.10.      Absence of Undisclosed Liabilities. Except as disclosed in Schedule 5.10, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

4 Note: Necessary consents for assignment of upstream agreements to be included.

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5.11       Taxes.

(a)          For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)

(i)          The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority effective through the Closing Date. The Company has paid all Taxes shown to be due on such Returns. Except as listed on Schedule 5.11 hereto, the Company is not currently the beneficiary of any extensions of time within which to file any Returns.

(ii)         The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company. The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii)        There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Company which has not been satisfied. The Company is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future. The Company has not filed any requests for rulings with the Internal Revenue Service. Except as provided to the Company’s accountants, no power of attorney has been granted by the Company or its Affiliates with respect to any matter relating to Taxes of the Company. There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

5.12.      Accounts Receivable. The Company has no accounts receivable as of the date hereof.

5.13.      Inventory. The Company maintains no inventory as of the date hereof.

5.14.      Machinery and Equipment. The Company does not own or lease any machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements or other tangible personal property (hereinafter “Fixed Assets”).

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5.15.      Real Property Matters. The Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

5.16.      Leases. The Company does not lease any real or personal property as of the date hereof.

5.17.      Proprietary Rights.

(a)          Schedule 5.17 sets forth a complete and correct list of: (i) all Patent Rights owned by or licensed to the Company and all pending patent applications or other applications for registration of Intellectual Property Rights owned by or licensed to the Company; (ii) all trade names and unregistered trademarks and designs used by the Company; (iii) all material unregistered copyrights and computer software owned or used by the Company; and (iv) all licenses or similar agreements to which the Company is a party either as licensee or licensor for the Intellectual Property Rights other than agreements pursuant to which the Company has licensed off-the-shelf commercial software available for not more than $5,000 per application.

(b)          The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with its Business and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”); (ii) the Company has not received a notice (written or otherwise) that any of the Intellectual Property Rights violates or infringes upon the rights of any Person; (iii) all such Intellectual Property Rights are enforceable and, to the knowledge of Seller, there is no existing misappropriation or infringement by another Person of any of the Intellectual Property Rights, except where the failure to be so enforceable or for such infringements as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Seller, the Intellectual Property owned by the Company is valid, subsisting, and in full force and effect.

(c)          To the knowledge of the Seller, all necessary documents, certificates and fees associated with filing, prosecuting, maintaining, preserving or renewing any Intellectual Property Rights have been filed with and paid in full to the proper Governmental or Regulatory Authority except where the failure of any of the foregoing would not have a Material Adverse Effect. Except as set forth on Schedule 5.17(c), to the knowledge of Seller, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of any Governmental or Regulatory Authority, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Rights.

(d)          To the actual knowledge of Seller, all current and former employees, consultants and independent contractors of the Company have entered into a valid and binding Contract with the Company or the Seller sufficient to vest title in the Company of all Intellectual Property Rights created by such employees, consultants and independent contractors in the scope of their employment or engagement with the Company, as applicable.

(e)          The Company has not disclosed, furnished to or made accessible any of its trade secrets within the Intellectual Property to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets. Each of the Seller and the Company has, and reasonably enforces, a policy requiring each employee, consultant and independent contractor to execute a proprietary information, confidentiality and assignment agreement.

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5.18.      Banking and Personnel Lists. The Seller and the Company will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company: the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

5.19.      Lists of Contracts, Etc. There is included in Schedule 5.19 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i)          all contracts pursuant to which the Company has obtained or granted rights under any Intellectual Property Rights, including any covenant not to enforce or assert and any other contract under which the Company is a licensor or licensee of Intellectual Property Rights;

(ii)         all contracts entered into by the Company in settlement of any third party claims or other dispute against or with the Company relating to the Business;

(iii)        all contracts for the research, development, manufacture or supply of ESS Products;

(ii)         All joint venture contracts of the Company or affiliates relating to the Business;

(iii)        All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv)        All agreements of the Company relating to the supply of advertising inventory and raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v)         All contracts that individually provide for aggregate future payments to or from the Company of $25,000 or more, to the extent not included in (i) through (iv) above;

(vi)        All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)       A complete list of all outstanding powers of attorney granted by the Company; and

(viii)      All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

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5.20.      Except as set forth in Schedule 5.20, (i) all contracts, agreements and commitments of the Company set forth in Schedule 5.20 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the best of Seller’s’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in Schedule 5.20, the sale of the Shares by the Seller is in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in Schedule 5.20, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Seller. True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 5.20 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Company as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 5.20 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date. To the best knowledge of Seller and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

5.21.       Compliance With the Law. The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect. Except as set forth in Schedule 5.21, the Company has not been and is not now charged with, or to the best knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

5.22.      Litigation; Pending. Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 5.22:

(i)            There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller or the Company, threatened, against the Seller or the Company, relating to its business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(ii)           There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Company relating to its business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii)          There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Seller or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

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5.23.      Absence of Certain Changes or Events. The Company has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice and/or except as described on Schedule 5.23:

(i)          Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)         Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii)        Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)        Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)         Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi)        Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the ESS Product;

(vii)       Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any employee or agent;

(viii)      Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix)         Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction;

(x)          Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)         Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

5.24.      Assets. The assets of the Company are located at the locations listed on Schedule 5.24 attached hereto. Except as described in Schedule 5.24, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company. Except as described in Schedule 5.24, the Company is the only business organization through which the Business is conducted. Except as set forth in Schedule 5.16 or Schedule 5.24, all assets used by the Seller and the Company to conduct the Business are, and will on the Closing Date be, owned by the Company.

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5.25.      Absence of Certain Commercial Practices. Except as described on Schedule 5.25, neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

5.26.      Licenses, Permits, Consents and Approvals. The Company has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. All Licenses of the Company are listed on Schedule 5.26 hereto. At the Closing, the Company will have all such Licenses which are material to the conduct of its business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 5.26, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

5.27.      Environmental Matters. Except as set forth on Schedule 5.27 hereto, the operations of the Company, to the best knowledge of Seller, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

5.28      Broker. Except as specified in Schedule 5.28, neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or Seller of any broker in connection with any transaction contemplated by this Agreement.

5.29.      Related Party Transactions. Except as described in Schedule 5.29, all transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors. No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of Seller, except as described in Schedule 5.29. During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by Seller.

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5.30       USA PATRIOT Act. The Company and the Seller certify that the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company and the Seller hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Company and the Seller hereby represent, warrant and agree that: (i) none of the cash or property that the Seller have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Purchaser, to the extent that they are within the Company’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Seller shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Seller or the Company. The Seller agrees to provide the Purchaser any additional information regarding the Company that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.31.      Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller and/or the Company, as the case may be. No statement, representation or warranty by the Seller or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby knowingly contains or will contain any untrue statement of a material fact or omits or will knowingly omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, its business, and the Company’s affairs.

5.32       No Other Representations or Warranties. Except for the representations and warranties made by the Seller in this Article V, neither the Seller nor any other person makes any representation or warranty with respect to the Company or, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1         Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Except as otherwise provided herein, the Purchaser is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have an adverse effect on the business of the Purchaser.

6.2         Authority.

(a)          The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)          The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions. No other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Agreement. No vote of the holders of any class or series of Purchaser's capital stock or other securities is necessary for the consummation by Purchaser of the Agreement.

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(c)          Subject to any consents required under Section 6.3 below, the Purchaser has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

6.3         Conflicts; Consents of Third Parties.

(a)          The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any statute, regulation, court order, decree or rule of any court or governmental authority or arbitrator, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)          No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4         Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby nor is there any injunction, order, judgment, ruling or decree imposed upon Purchaser or any of its subsidiaries, in each case, by or before any governmental authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations hereunder.

6.5         Investment Intention.

The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.6.        Brokers. Except as specified in Schedule 6.6, the Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement. Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

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6.7          USA PATRIOT Act. The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Company and the Seller seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that: (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Seller, to the extent that they are within the Purchaser’s control shall cause the Seller or the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Purchaser shall promptly notify the Seller if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries. The Purchaser agrees to provide the Seller any additional information regarding the Purchaser or any of its subsidiaries that the Seller reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

6.8          No Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that (a) neither the Seller nor any person on behalf of the Seller is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Seller in Article V, and (b) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any person, that are not expressly set forth in Article V of this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company’s business that may have been made available to Purchaser or any of its representatives.

Article VII
COVENANTS

7.1         Consents.

The Seller shall use its best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.7 hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

7.2         Other Actions.

Each of the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Each of the Seller and the Purchaser shall promptly take the necessary steps to transfer the IND from Seller to Purchaser.

7.3         Preservation of Records.

Subject to Section 7.6(d) hereof (relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

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7.4         Publicity.

Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which the Purchaser or Seller lists securities, provided that, to the extent required by applicable law or applicable rules of any stock exchange, the party intending to make such release shall use its best efforts consistent with such applicable law or applicable rules of any stock exchange to consult with the other party with respect to the text thereof prior to making such release.

7.5         Tax Election.

The Seller may agree to make a timely election under Internal Revenue Code Section 338(h)(10) (“338(h)(10) election”), and, if such election is made, Purchaser shall indemnify and hold harmless Seller from and against any Tax imposed on Seller as a result of having made any such 338(h)(10) election to the extent that such Tax exceeds the Tax that the Seller would incur in the absence of such election (the “Purchaser Tax Payments”). Within sixty (60) days of any such 338(h)(10) election, Seller shall provide a calculation of such additional Tax. Unless within thirty-five (35) business days of delivery of such calculation by Seller to Purchaser, Seller has received a written objection from Purchaser to such tax calculation then such calculation shall be considered final with respect to this matter (the “Final Tax”). If within thirty-five (35) business days of delivery of the tax calculation by Seller to Purchaser, Seller receives a written objection from Purchaser to such tax calculation, then the Seller and Purchaser shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Seller and the Purchaser are unable to reach a resolution with such effect within ten (10) business days of the Seller’s receipt of the Purchaser’s written notice, the Seller and the Purchaser shall submit such dispute for resolution to an independent tax accounting firm mutually appointed by the Seller and the Purchaser (the “Independent Tax Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Tax Firm shall be shared equally by the Seller and the Purchaser. In the event that the Seller incurs any Tax obligations as a result of the 338(h)(10) election as determined by the Final Tax which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, then the amount that the Purchaser shall be required to reimburse Seller under this paragraph (1) shall be grossed up to assure that Seller does not incur any Tax cost as a result of the 338(h)(10) election and the reimbursement payments under this paragraph and (2) shall take into account the highest marginal income tax rate applicable to payments of this type. Any Purchaser Tax Payments shall be treated by the parties as additional Seller Purchase Price and shall be paid to Seller not less than fourteen (14) days prior to the time Seller is required to pay such amounts.

7.6         Tax Matters.

(a)          Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). The Seller shall permit the Company and the Purchaser to review and provide comments, if any, on each stand-alone Return described in the preceding sentence prior to filing. Each Tax Return shall be prepared in a manner consistent with (i) applicable laws, (ii) this Agreement, and (iii) the past practice in preparing its income Tax Returns. The Company shall deliver to the Seller each such Return signed by the appropriate officer(s) of the Company for filing within ten (10) days following the Seller’s delivery to the Company and the Purchaser of any such Return. The Seller shall deliver to the Company promptly after filing each such Return a copy of the filed Return and evidence of its filing. The Seller shall pay the costs and expenses incurred in the preparation and filing of the Tax Returns on or before the date such costs and expenses are due.

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(b)          Tax Periods Beginning Before and Ending After the Closing Date. The Company or the Purchaser shall prepare or cause to be prepared, at its own expense, and file or cause to be filed any Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. Each Tax Return shall be prepared in a manner consistent with (i) applicable laws, (ii) this Agreement, and (iii) the past practice in preparing its income Tax Returns. To the extent such Taxes are not fully reserved for in the Company’s financial statements, the Seller shall pay to the Company an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Closing Date. Purchaser shall deliver a copy of each draft Tax Return and a statement setting forth Seller’s portion of Taxes reflected on such draft Tax Return, if any (a “Straddle Period Allocation Statement”), to Seller for its review and comment no later than thirty (30) days prior to the due date for such Tax Return. If Seller and Purchaser are unable to resolve any dispute regarding such draft Tax Return or the related Straddle Period Allocation Statement within fifteen (15) days after Purchaser submits such Tax Return and Straddle Period Allocation Statement to Seller then the dispute shall be finally and conclusively resolved by an Independent Tax Firm, which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Tax Firm shall be shared equally by the Seller and the Purchaser. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period (the “Pro Rata Amount”), and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any net operating losses or credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner as agreed to by the parties.

(c)          Refunds and Tax Benefits. If Purchaser or the Company receives any refund, repayment or credit of Taxes (i) paid by the Seller at any time on or prior to the Closing Date, or (ii) paid by the Seller pursuant to this Agreement, the Purchaser shall pay over to Seller any such refund, repayment or credit within five (5) days after receipt of such refund, repayment or credit. For the purpose of this Section, the Purchaser shall be deemed to receive a Tax credit on the date when, and to the extent that, the Purchaser or any of its Affiliates would have been obliged to pay Tax but for the use of that Tax credit. Such Tax credit shall be the amount by which such Tax payment is reduced as a result of the receipt and use of that Tax credit.

(d)          Cooperation on Tax Matters.

(i)          The Purchaser, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party a reasonable opportunity, at such other party’s expense, to take possession of such books and records.

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(ii)         The Purchaser and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)        The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

7.10       Non-Solicitation.

Following Closing Date and for a period of two (2) years after the Closing Date, Purchaser agrees not to seek to induce or solicit any employee of the Seller or its Affiliates to discontinue his or her employment with the Seller or its Affiliates in order to become an employee or an independent contractor of the Purchaser or its Affiliates; provided, however, that Purchaser shall not be in violation of this Section as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement. If Purchaser hires any employee of Seller or its Affiliates regardless of whether in violation of this Section 7.10, then Purchaser will pay to Seller a fee of twenty-five thousand dollars ($25,000) per employee so hired, and such payment shall be Seller’s sole and exclusive remedy.

Article VIII
DOCUMENTS TO BE DELIVERED

8.1         Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a)          stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b)          certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller certifying as to the fulfillment of the following conditions:

(i)          all representations and warranties of the Seller contained herein shall be true and correct as of the date hereof;

(ii)         all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date;

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(iii)        the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iv)        the Seller shall have delivered to the Purchaser a full and complete copy of any and all filings and correspondence with the FDA or any other Governmental or Regulatory Authority related to the ESS Product.

(c)          copies of all consents and waivers referred to in Section 5.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(d)          a copy of the MSA executed by the Seller;

(e)          a copy of the Finder’s Fee Agreement executed by the Seller;

(f)           written resignations of each officer and director of the Company;

(g)          certificate of good standing with respect to the Company issued by the Secretary of State of the State of incorporation;

(h)          a full and complete copy of the IND filed with the FDA or any other Governmental or Regulatory Authority for the ESS Products (the “Product IND”);

(i)           an original request to the FDA to transfer the Product IND to Purchaser, which request has been provided to Purchaser in escrow as of the Effective Date;

(j)          copies of FDA filings, batch records relating to ESS Product, and scientific experiment data relating to ESS Product;

(k)          copies of assignment agreements assigning rights by each named inventor to the Patent Rights licensed to Company to the applicable Company licensor; and

(l)           such other documents as the Purchaser shall reasonably request.

8.2          Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a)           The First Milestone;

(b)          the certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the following conditions:

(i)          all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(ii)         all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date; and

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(iii)        the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)          Evidence of the dismissal with prejudice of the lawsuit filed by Regenicin, Inc. against the Seller, Lonza Group, Ltd. and Lonza America, Inc. filed in the Superior Court of Fulton county, Georgia on September 30, 2013 at no cost to Seller or any Seller Affiliates;

(d)          a copy of the MSA executed by the Purchaser;

(e)          a copy of the Finder’s Fee Agreement executed by the Purchaser; and

(f)          such other documents as the Seller shall reasonably request.

Article IX
INDEMNIFICATION

9.1         Indemnification.

(a)          Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)          subject to Section 9.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Article V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(ii)         any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iii)        any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses");

except, in each case, to the extent that any Losses arise from the negligence or willful misconduct of any Purchaser Indemnified Parties..

(b)          Subject to Section 9.2, Purchaser hereby agrees to indemnify, defend and hold the Seller and its respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i)          any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Article VI hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

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(ii)         any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date;

(iii)        any and all Losses based upon, attributable to or resulting from the offering to sell, sale or use of ESS Products;

(iv)        any and all Losses based upon, attributable to or resulting from any action, suit, proceeding, claim, demand, or judgment relating to any of the licensors (or such licensor’s Affiliates) of the intellectual property set forth on Schedule 5.17 in connection with the transaction consummated by this Agreement or the Business; and

(v)         any and all Expenses incident to the foregoing;

except, in each case, to the extent that any Losses arise from the negligence or willful misconduct of any Seller Indemnified Parties.

9.2         Indemnification Procedures.

(a)          In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Neither an indemnifying party nor an indemnified party shall consent to entry of any judgment or enter into any settlement of any Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party, in the case of a consent or settlement by an indemnifying party, or the indemnifying party, in the case of a consent or settlement by the indemnified party, of a written release from all liability in respect to such Claim.

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(b)          After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(c)          The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d)          Notwithstanding anything in this Section 9.2 to the contrary, neither an indemnifying party nor an indemnified party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld, conditioned or delayed. If an indemnifying party notifies the related indemnified party in writing of such indemnifying party's desire to settle or compromise a Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the indemnified party from all liability in respect thereof) and the indemnified party shall notify the indemnifying party in writing that such indemnified party declines to accept any such settlement or compromise, such indemnified party may continue to contest such Claim, free of any participation by such indemnifying party, at such indemnified party's sole expense. In such event, the obligation of such indemnifying party to such indemnified party with respect to such Claim shall be equal to (i) the costs and expenses of such indemnified party prior to the date such indemnifying party notifies such indemnified party of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (x) the amount of any offer of settlement or compromise which such indemnified party declined to accept and (y) the actual out-of-pocket amount such indemnified party is obligated to pay subsequent to such date as a result of such indemnified party's continuing to pursue such Claim.

9.3         Tax Treatment of Indemnity Payments.

The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

9.4          Survival of Indemnities. The obligations of each of the parties under this Article IX shall survive the Closing Date.

9.5          Limitation of Liability. Except in the case of party’s gross negligence or willful misconduct, in no event shall an indemnifying party be liable under this Article IX for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including, without limitation, negligence) arising in any way out of this Article IX, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit each party's indemnification obligations for liabilities to third parties as set forth in this Article IX.

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Article X
MISCELLANEOUS

10.1       Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

10.2       Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 5.3, 5.11, and 5.27 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within one hundred eighty (180) days after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

10.3       Expenses.

Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.4       Specific Performance.

The Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5       Further Assurances.

The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6       Submission to Jurisdiction; Consent to Service of Process.

(a)          The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

10.7       Entire Agreement; Amendments and Waivers.

This Agreement together with the MSA and Finder’s Fee Agreement (including the schedules and exhibits hereto and thereto, respectively) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10.9       Table of Contents and Headings.

The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10     Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)          Purchaser:

Amarantus Biosciences Holdings, Inc.

c/o Janssen Labs @ QB3

953 Indiana St.

San Francisco, CA 94107

Phone: 408 737 2734

Fax: 408 521 3636

Attention: Gerald Commissiong, President & CEO

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Copy to:

Jeffrey Fessler, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10006

Phone: (212) 930-9700

Facsimile: (212) 930-9725

(b)          Seller and Company:

Lonza Walkersville, Inc.
8830 Biggs Ford Road
Walkersville, Maryland 21793
Phone: 301.378.1212
Facsimile: 301.845.6099
Attn: David Smith, Head of Cell Therapy

Copy to:

Lonza America, Inc.

90 Boroline Road

Allendale, New Jersey 07401

Phone: 201.316.9318

Facsimile: 201.696.3632

Attention: General Counsel

10.11     Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12     Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

[intentionally blank]

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PURCHASER:

AMARANTUS BIOSCIENCE
HOLDINGS, INC.

By:

Print Name:
Title:

SELLER:

LONZA WALKERSVILLE, INC.

By:

Print Name:
Title:

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